As filed with the Securities and Exchange Commission on December 7, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Black Castle Developments Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	20-1320636
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
Park Place Building
7815 N. Palm Avenue, Suite 220
Fresno, CA 93711
Phone: (559) 435-2300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
with a copy to: with a copy to: Zouvas Law Group, P.C. 2368 Second Avenue San Diego, CA 92101 Telephone (619) 688-1116 Facsimile: (619) 688-1716

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Common Units of Partnership Interest
(Title of Class)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement, on Form 10, that are not statements of historical fact may constitute forward-looking statements. These statements generally are identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “target,” “will,” “would” and similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios;

•	statements regarding our capital levels; and

•	estimates of the risks and profitability of our businesses.

Forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	deterioration in current general economic conditions, either nationally or in our market areas, that affects our borrowers, depositors and other customers;

•	changes in the interest rate environment that reduce our lending margins;

•	regulatory restrictions that may attach if we do not achieve the financial results or capital levels that are set forth in our regulatory orders and submissions;

•	legislative or regulatory changes that adversely affect our business;

•	increased competition with other financial institutions;

•	our ability to develop new business and take advantage of growth opportunities;

•	changes in our customers’ spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by our regulators and the Financial Accounting Standards Board; and

•	changes in the management of our organization.

See Item 1A, “Risk Factors” for a description of some of the important factors that may affect actual outcomes.

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Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. You should therefore not place undue reliance on the forward-looking statements, which speak only as of the date of this registration statement unless indicated otherwise. We undertake no obligation to publicly update or revise any forward-looking statements unless required by law.

Voluntary Filing

We are voluntarily filing this registration statement on Form 10 to become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the effective date of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Item 1. Business.

General

Based in Fresno, California, Black Castle Development Holdings, Inc. (“BCDH”) is focused on then direct acquisition of non-performing notes (NPNs) and the development, operation, and management of income-producing commercial and residential distressed properties. The national housing crisis has created a backlog of non-performing loans and foreclosed properties. About 5.2 million households are currently in the foreclosure process or have missed at least two mortgage payments. At current levels, researchers estimate it would take 107 months for lenders to divest their inventory of foreclosed homes.

The commercial and residential real estate market is currently flooded with major discounts. Because banks are eager to rid themselves of bad debt and improve their balance sheets, BCDH is ideally positioned to purchase NPNs for pennies on the dollar. BCDH's senior management team has over 20 years of experience in commercial real estate finance, origination, negotiation, and transaction execution. Profiling hundreds of NPNs daily in the $1 trillion U.S. loan marketplace, BCDH's financial deal makers are capitalizing on an unprecedented and opportunistic real estate market, offering accredited investors the potential for significant and sustainable upside.

Recent Developments

BCDH was founded by a group of successful real estate brokers, property managers and former Wall Street financial executives in order to capitalize on opportunities within the nation's undervalued and distressed real estate market. The principals of BCDH leverage decades of experience to identify, evaluate, and pursue opportunistic acquisitions of nonperforming loans and real estate-owned properties that have the potential to generate above average returns for its investors. In turn, financial institutions gain a valuable ally in BCDH, who provides consulting and advisory services to mortgage lenders and banks that result in the expeditious removal of troubled assets from their books and a fair market price for their properties.

Black Castle Developments Holdings, Inc. intends to take advantage of the current status of the real estate market both residential and commercial in the United States by acquisition of non-performing notes (NPNs), properties in default, bank owned properties (REOs). The commercial and residential real estate market is currently flooded with major discounts. Because banks are eager to rid themselves of bad debt and improve their balance sheets, BCDH is ideally positioned to purchase NPNs for pennies on the dollar. BCDH's senior management team has over 20 years of experience in commercial real estate finance, origination, negotiation, and transaction execution. Profiling hundreds of NPNs daily in the $1 trillion U.S. loan marketplace, BCDH's financial deal makers are capitalizing on an unprecedented and opportunistic real estate market, offering accredited investors the potential for significant and sustainable upside. BCDH plans to acquire distressed debt, mortgage backed securities, and other real estate investments that instill confidence and security by minimizing downside and maximizing returns on investment for all shareholders.

Real Estate Investment Considerations:
• Identification and creation of opportunities
• Minimization of risk through diversification and careful investment structuring
• Balance current return and capital appreciation
• Clearly defined exit strategies for each real estate investment

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Beginning Criteria for an Investment by BCDH
Size of Loan:       $50,000 to $20 Million
Loan Status:       Sub-performing; Non-performing; Bankruptcy or Foreclosure
Collateral:           Senior or subordinated mortgage or secured by equity interests
Property Types:           Apartments; Multiple Dwelling Units; Condominiums;
                                               Warehouses; Office Buildings; Retail Plazas, Income-
               Generating Commercial and Residential Leased or Rented
                   Properties.
ROI Target:                          Stable Cash Returns Within months

Growth Strategy

Our success and future growth potential are based upon the specialized real estate opportunities within the foreclosed note industry. Our growth strategy is designed to meet the sizable demand and specialized requirements of foreclosed and bank owned development and large residential properties with a team focused on serving this large and growing industry.

          Our internal growth strategy includes:

•	negotiating leases with contractual rental rate increases in order to provide predictable and consistent earnings growth,

•	creating strong relationships with our tenants to enable us to identify and capitalize on opportunities to renew or extend existing leases or to provide expansion space,

•	redeveloping currently owned properties into more usable properties, and

•	developing new apartment and office space on land we have acquired for development.

   Our external growth strategy includes:
•	acquiring well-located properties with attractive in-place yields and long-term growth potential,

•	investing in properties with leasing opportunities, capitalizing on our industry relationships to enter into new leases, and

•	investing in redevelopment and development projects, capitalizing on our development platform that we believe will serve as an additional catalyst for future growth.

Regulation

          General

Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that we have the necessary permits and approvals to operate each of our properties.

 Americans with Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. The tenants are generally responsible for any additional amounts required to conform their construction projects to the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

        Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and remediate releases or threats of releases of hazardous or toxic substances or petroleum products at such property, and may be held liable for property damage, personal injury damages and investigation, clean-up and monitoring costs incurred in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from the other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment in that property.

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Federal asbestos regulations and certain state laws and regulations require building owners and those exercising control over a building’s management to identify and warn, via signs, labels, or other notices, of potential hazards posed by the actual or potential presence of asbestos-containing materials, or ACMs, in their building. The regulations also set forth employee training, record-keeping and due diligence requirements pertaining to ACMs and potential ACMs. Significant fines can be assessed for violating these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs as a result of these regulations. The regulations may affect the value of a building containing ACMs and potential ACMs in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of ACMs and potential ACMs and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACMs and potential ACMs. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to governmental regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties, and our ability to make distributions to our shareholders.”

Insurance

We carry comprehensive general liability, fire and extended coverage under a blanket portfolio policy coverage and standard industry practice.  In addition, we may choose not to carry or to discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of the premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. See “Risk Factors — Risks Related to the Real Estate Industry — Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our shareholders.”
Competition

 BCDH's goal is to generate wealth for its investors through real estate syndication. BCDH personally manages the capital structure of a real estate investment, utilizing prudent leverage and obtaining the best financing terms available that provide greater downside protection. Typical off-the-shelf real estate syndicates cannot provide this. BCDH's investment strategies also provide a significant buffer to market conditions.

Foreign Operations

We do not engage in any foreign operations or derive any revenue from foreign sources.

Offices

The Issuer’s principal offices are located at the Park Place Building located at 7815 N. Palm Ave.; Suite 220; Fresno, CA 93711. The Issuer has signed a five year lease there for just under 2,000 square feet; the rent for this space is approximately $5,000.00 per month. Also the Issuer rents a small office and warehouse space located at 352 W. Bedford, Suite 111; Fresno, CA 93711, it is approximately 1,200 square foot for all of its property rehabilitation equipment. The monthly rent is $700.00 and the lease is for one year with 3 extensions of one year each.

Reports to Security Holders

Black Castle Developments Holdings, Inc. is required to send an annual report to its security holders and to our shareholders.

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How to Obtain Our SEC Filings

All reports we will file with the Securities and Exchange Commission, or the SEC, will be available free of charge via EDGAR through the SEC’s website at http://www.sec.gov. In addition, the public may read and copy materials we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. We make available through our company’s website at www.blackcastledevelopments.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on, or otherwise accessible through, our company’s website is not incorporated by reference into, nor does it form a part of, this registration statement, or any other documents that we file with the SEC.

Item 1A. Risk Factors.

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this registration statement. If any of the risks discussed in this registration statement actually occur, or if additional risks and uncertainties not presently known to us or that we do not currently believe to be important to you, materialize, our business, results of operations or financial condition would likely suffer. If this were to happen, the price of our shares could decline significantly and you may lose all or part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this registration statement are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Cautionary Statement Regarding Forward-Looking Statements” above.

RISKS RELATED TO OUR BUSINESS

Potential commercial real estate loans in our loan portfolio presents higher risks of loan default and material adverse effects on our financial condition and results of operations.

A further deterioration in the business environment nationally, particularly in the residential industry could have a negative impact on the ability of our commercial real estate borrowers to repay their loans. A further deterioration in this portion of our loan portfolio would have a material adverse effect on our financial condition and results of operations.

An inadequate allowance for loan losses would reduce our earnings and adversely affect our financial condition and results of operations.

Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral. Although we have retained expert loan review consultants to help us review our loan portfolio and evaluate the adequacy of our allowance and believe that the allowance is adequate to absorb such probable losses, there can be no assurance that we will not experience losses in excess of the allowance and be required to increase our provision. We and our regulators regularly review our loan portfolio and evaluate the adequacy of the allowance.

We intend to have a portfolio of owned real estate and other assets acquired from troubled borrowers, the value of which may decline, which could adversely affect our financial condition.

If the value of these prospective properties declines significantly, we may need to recognize a loss, which could adversely affect our financial position.

Our business and earnings have been adversely affected, and may continue to be adversely affected, by U.S., international market and economic conditions.

The performance of our business may continue to be adversely affected by general business and economic conditions in the United States, including the level and volatility of the market for commercial real estate declines in home prices and increasing mortgage delinquencies and foreclosures, unemployment and under-employment levels, bankruptcies, declines in household income and consumer spending, fluctuations in both debt and equity capital markets, the availability and cost of credit, the level of short and long term interest rates, inflation and investor confidence and the strength of the U.S. economy and liquidity of the global financial markets. The economy continues to be weak, both nationally. Global securities markets, and bank and bank holding company stock prices, in particular, have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets.

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Continued deterioration of any of these conditions can adversely affect our consumer and commercial borrowers and securities portfolios, as well as our earnings. In 2011, continuing weak and volatile economic conditions in the United States adversely affected our business and our earnings. These difficult economic conditions may not improve in the near future. A worsening of these conditions may adversely affect us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Our prospects are dependent upon the validity and implementation of our business plan.

Our future prospects are dependent upon whether we can successfully execute our business plan to increase residential mortgage originations and commercial lending, including residential lending. Even if the business plan can be implemented successfully, this may not result in the realization of the expected benefits. Even if these benefits are achieved, they may not be achieved within the near term. Failure to manage growth effectively in the future could have an adverse effect on the business, future prospects, financial condition or results of operations and could adversely affect our ability to implement our business strategy.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all, without which our financial condition, results of operations and prospects could be materially impaired. If we do raise additional capital, your ownership could be diluted.

We may need to incur additional debt or equity financing in the future to support our operations. Our ability to raise capital, if needed, will depend upon our financial performance and condition and on conditions in the capital markets, as well as economic conditions generally. Accordingly, such financing may not be available to us on acceptable terms or at all. If we cannot raise additional capital when needed, it would have a material adverse effect on our financial condition, results of operations and prospects.

Further, our Articles of Incorporation do not provide stockholders with preemptive rights and such shares may be offered to investors other than stockholders at the discretion of the Board. If we do sell additional shares of common stock to raise capital, the sale could dilute your ownership interest and such dilution could be substantial.

The loss of key personnel may adversely affect us.

Our success is, and is expected to remain, highly dependent on our senior management team.  Our management’s extensive knowledge of the financial services industry and industry relationships is critical to our ability to generate business. Successful execution of our growth strategy will continue to place significant demands on our management. The loss of any such person’s services may adversely affect our growth and profitability because of his skills, knowledge of the market, years of industry experience and the difficulty of finding qualified replacement personnel.

We may incur losses if we are unable to manage successfully interest rate risk.

Our profitability could depend to a large extent on our net interest income, which is the difference between income on interest-earning assets such as loans and investment securities, and expense on interest-bearing liabilities such as borrowings. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities re-price or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets re-price or mature during a time when interest rates are rising.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through borrowings, and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could negatively affect our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated, adverse regulatory action against us and our inability to attract and retain deposits. Our ability to borrow could be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

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We may face risks with respect to future expansion.

As a strategy, we may seek to increase the size of our operations by pursuing business development opportunities. We expect, in the future, that we will explore opportunities to acquire other financial institutions. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the ability to finance an acquisition and possible ownership and economic dilution to existing stockholders;

•	diversion of management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the acquired institution;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on results of operations; and

•	the risk of loss of key employees and customers.

We may incur substantial costs to expand, and such expansion may not result in the levels of profits we seek. Integration efforts for any future mergers and acquisitions may not be successful and following any future merger or acquisition, after giving it effect, we may not achieve our expected benefits of the acquisition within the desired time frame, if at all.

We cannot predict how changes in technology will affect our business.

We use various technologies in our business, including telecommunication, data processing, computers and automation.  Technology changes rapidly. We may not be able to exploit technological changes, and any investment we do make may not make us more profitable.

RISKS RELATED TO OUR COMMON STOCK

There is no established trading market for our common stock and you may not be able to resell your shares.

The shares of our common stock are currently traded on the OTC Markets – Pink Sheets. This registration statement registers only our existing common stock with the SEC under Section 12(g) of the Exchange Act; however, this does not mean that our common stock will be listed or traded on a securities exchange.
Additionally, in certain instances, the Nevada General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our unaffiliated directors.

Our shares of common stock are not an insured deposit and as such are subject to loss of entire investment.

The shares of our common stock are not a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

If we were to issue preferred stock, the rights of holders of our common stock and the value of such common stock could be adversely affected.

Our Board of Directors is authorized to issue classes or series of preferred stock, without any action on the part of the stockholders. The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the value of the common stock would be adversely affected.

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Upon the effectiveness of this registration statement, we will become subject to evolving and expensive corporate governance regulations and requirements. Our failure to adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

As an OTC Markets – Pink Sheets Company, we were not responsible for the corporate governance and financial reporting practices and policies required of a publicly traded company. Upon the effectiveness of this registration statement, we will be a public company and will be subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations means we will incur significant legal, accounting and other expenses that we did not incur in the past and are not reflected in our historical financial statements. Compliance will also require a significant diversion of management time and attention, particularly with regard to disclosure controls and procedures and internal control over financial reporting and will require changes in corporate governance practices. Although we have reviewed, and will continue to review, our disclosure controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system will be met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Our common stock is deemed to be a “Penny Stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

The SEC has adopted regulations that define a “penny stock,” generally, to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of shareholders to sell their shares.

We are electing to be subject to the SEC reporting requirements but there is no assurance that we will remain a public company.

We are voluntarily registering our shares with the SEC and thereby becoming subject to the SEC’s reporting requirements. While it is our intention to remain subject to the reporting requirements of the applicable securities laws for the foreseeable future, there is no assurance as to how long we will maintain such requirements nor are we obligated to do so except as otherwise required by law.

 Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with the ownership and operation of real estate assets and with factors affecting the real estate industry.

Our ability to make distributions to our shareholders depends on our ability to generate revenues in excess of expenses, our scheduled principal payments on debt and our capital expenditure requirements. Events and conditions that are beyond our control may decrease our cash available for distribution and payment with respect to our debt obligations and the value of our properties. These events include:

•	local oversupply, increased competition or reduced demand for residential office and apartment space,

•	inability to collect rent from tenants,

•	vacancies or our inability to rent space on favorable terms,

•	increased operating costs, including insurance premiums, utilities and real estate taxes,

•	the ongoing need for capital improvements, particularly in older structures,

•	unanticipated delays in the completion of our development or redevelopment projects,

•	costs of complying with changes in governmental regulations, including usage, zoning, environmental and tax laws,

•	the relative illiquidity of real estate investments,

•	changing submarket demographics, and

•	civil unrest, acts of war and natural disasters, including earthquakes, floods and fires, which may result in uninsured and underinsured losses.
In addition, we could experience a general decline in rents or an increased incidence of defaults under existing leases if any of the following occur:
•	the continuation or worsening of the current economic environment,

•	future periods of economic slowdown or recession,

•	rising interest rates,

•	declining demand for real estate, or

•	the public perception that any of these events may occur.

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Any of these events could adversely affect our financial condition, results of operations, cash flow, value of our operating partnership units, ability to satisfy our debt service obligations and ability to pay distributions to our shareholders.

Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and could harm our financial condition and ability to make distributions.

Equity real estate investments are relatively illiquid and therefore will tend to limit our ability to vary our portfolio promptly in response to changing economic or other conditions. To the extent the properties are not subject to triple-net leases, some significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should these events occur, our income and funds available for distribution could be adversely affected.

Significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities.

Our company faces competition from various entities for investment opportunities in properties for residential tenants,  pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. This could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. As a result, our financial condition, results of operations, cash flow, value of our operating partnership units, ability to satisfy our debt service obligations and ability to pay distributions to our shareholders may be adversely affected.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our shareholders.

We carry comprehensive general liability, fire and extended coverage for our headquarters in Fresno, California. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate third-party bodily injury and property damage claims related to unknown defects. We intend to carry similar insurance with respect to future acquisitions as appropriate. A substantial portion of our properties are located in areas subject to earthquake loss, such as Fresno, California. We presently do not carry earthquake insurance on our property, and even if we did, the amount of earthquake insurance coverage we carry may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of the premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.
If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

The financial condition of one or more of these insurance companies could significantly deteriorate to the point that they may be unable to pay future insurance claims. This risk has increased as a result of the current economic environment and ongoing disruptions in the financial markets. The inability of any of these insurance companies to pay future claims under our policies may adversely affect our financial condition and results of operations.

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We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to our shareholders.

Our prospective properties may be subject to environmental liabilities. Under various federal, state and local laws, a current or previous owner, operator or tenant of real estate can face liability for environmental contamination created by the presence, discharge or threat of discharge of hazardous or toxic substances. Liabilities can include the cost to investigate, clean up and monitor the actual or threatened contamination and damages caused by the contamination (or threatened contamination). Environmental laws typically impose such liability on the current owner regardless of:

•	the owner’s knowledge of the contamination,

•	the timing of the contamination,

•	the cause of the contamination, or

•	the party responsible for the contamination.

The liability under such laws may be strict, joint and several, meaning that we may be liable regardless of whether we knew of, or were responsible for, the presence of the contaminants, and the government entity or private party may seek recovery of the entire amount from us even if there are other responsible parties. Liabilities associated with environmental conditions may be significant and can sometimes exceed the value of the affected property. The presence of hazardous substances on a property may adversely affect our ability to sell or rent that property or to borrow using that property as collateral.

          Environmental laws also:
•	may require the removal or upgrade of underground storage tanks,

•	regulate the discharge of storm water, wastewater and other pollutants,

•	regulate air pollutant emissions,

•	regulate hazardous materials generation, management and disposal, and

•	regulate workplace health and safety.

Residential industry tenants, our primary tenant industry focus, do not frequently use hazardous materials, chemicals, heavy metals, and biological and radioactive compounds. However, there exists the possibility of third-party contamination or spill of hazardous material any time that tenants are present.

We could incur significant costs related to governmental regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties and our ability to make distributions to our shareholders.

Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials, or ACMs, and may impose fines and penalties, including orders prohibiting the use of the affected property by us or our tenants, if we fail to comply with these requirements. Failure to comply with these laws, or even the presence of ACMs, may expose us to third-party liability. Some of our properties contain ACMs, and we could be liable for such fines or penalties, as described above in “Business — Regulation — Environmental Matters.”

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to our shareholders.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.

Page - 11

Compliance with the Americans with Disabilities Act (ADA) and similar laws may require us to make significant unanticipated expenditures.

All properties are required to comply with the ADA. The ADA requires that all public accommodations must meet federal requirements related to access and use by disabled persons. We have not conducted an audit of all of our properties to determine compliance with the ADA. If one or more properties are not in compliance with the ADA, then we would be required to bring the non-compliant properties into compliance. Compliance with the ADA could require removing access barriers. Non-compliance could result in imposition of fines by the U.S. government or an award of damages and/or attorneys’ fees to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation could be very expensive. If we incur substantial costs to comply with such laws, our financial condition, results of operations, cash flow, value of our operating partnership units or preferred stock, our ability to satisfy our debt service obligations and our ability to pay distributions to our shareholders could be adversely affected.

We may incur significant unexpected costs to comply with fire, safety and other regulations, which could adversely impact our financial condition, results of operations, and ability to make distributions to our shareholders.

Our prospective properties are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements, building codes and land use regulations. Failure to comply with these requirements could subject us to governmental fines or private litigant damage awards. In addition, we do not know whether existing requirements will change or whether future requirements, including any requirements that may emerge from pending or future climate change legislation, will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the value of our operating partnership units, our ability to satisfy our debt service obligations and our ability to pay distributions to our shareholders.

Risks Related to Our Capital Structure

Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions.

We have used and will continue to use debt to finance property acquisitions. Our use of debt may have adverse consequences, including the following:

•
We may not be able to refinance or extend our existing debt. If we cannot repay, refinance or extend our debt at maturity, in addition to our failure to repay our debt, we may be unable to make distributions to our stockholders at expected levels or at all.

•
Even if we are able to refinance or extend our existing debt, the terms of any refinancing or extension may not be as favorable as the terms of our existing debt. If the refinancing involves a higher interest rate, it could adversely affect our cash flow and ability to make distributions to stockholders.

•	Required payments of principal and interest may be greater than our cash flow from operations.

•
If we default on our debt obligations, the lenders or mortgagees may foreclose on our properties that secure those loans. Further, if we default under a mortgage loan, we will automatically be in default on any other loan that has cross-default provisions, and we may lose the properties securing all of these loans.

•	A foreclosure on one of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the secured debt.

 Ongoing disruptions in the financial markets and the downturn of the broader U.S. economy could affect our ability to obtain debt financing on reasonable terms, or at all, and have other adverse effects on us.

The U.S. credit markets in particular continue to experience significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on reasonable terms (or at all), which may negatively affect our ability to conduct operations, make acquisitions and fund current and future development and redevelopment projects. In addition, the financial position of the lenders under our unsecured line of credit may worsen to the point that they default on their obligations to make available to us the funds under that facility. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the United States and globally, including the stock markets, which may make it more difficult or costly for our company to raise capital through the issuance of common stock, preferred stock or other equity securities of our general partner.

Page - 12

This reduced access to liquidity has had a negative impact on the U.S. economy, affecting consumer confidence and spending and negatively impacting the volume and pricing of real estate transactions. If this downturn in the national economy were to continue or worsen, the value of our properties, as well as the income we receive from our properties, could be adversely affected.

These disruptions in the financial markets may also have other adverse effects on us or the economy generally, which could adversely affect our ability to service our debt obligations and ability to pay distributions to our shareholders.

          We have and may continue to engage in hedging transactions, which can limit our gains and increase exposure to losses.

We may have to enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate swap agreements or interest rate cap or floor agreements, or other interest rate exchange contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:
•	Available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection.

•	The duration or the amount of the hedge may not match the duration or amount of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•
The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair-value. Downward adjustments, or “mark-to-market losses,” would reduce our company’s equity in our general partner.

Hedging involves risk and typically involves costs, including transaction costs that may reduce our overall returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to stockholders. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions..

          If we fail to obtain external sources of capital, which is outside of our control, we may be unable to make distributions to our shareholders or fund growth.

Black Castle will be subject to income tax at regular corporate. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain financings on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:
•	general market conditions,

•	the market’s perception of our growth potential,

•	with respect to acquisition financing, the market’s perception of the value of the properties to be acquired,

•	our current debt levels,

•	our current and expected future earnings,

•	our cash flow and cash distributions, and

•	the market price per share of our common stock or preferred stock.

Our inability to obtain capital from third-party sources will adversely affect our business and limit our growth. Without sufficient capital, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to Black Castle.

Page - 13

          Increases in interest rates could increase the amount of our debt payments, adversely affecting our ability to service our debt obligations and pay distributions to our shareholders.

Interest we pay could reduce cash available for payments with respect to our debt obligations and distributions. These increased interest costs would reduce our cash flows and our ability to make debt payments and distributions to our shareholders. In addition, if we need to repay existing debt during a period of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

Risks Related to Our Organizational Structure

          We may invest in properties with other entities, and our lack of sole decision-making authority or reliance on a co-venturer’s financial condition could make these joint venture investments risky.

We have in the past and may continue in the future to co-invest with third parties through partnerships, joint ventures or other entities. We may acquire non-controlling interests or share responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such events, we would not be in a position to exercise sole decision-making authority regarding the property or entity. Investments in entities may, under certain circumstances, involve risks not present were a third party not involved. These risks include the possibility that partners or co-venture’s:

•	might become bankrupt or fail to fund their share of required capital contributions,

•	may have economic or other business interests or goals that are inconsistent with our business interests or goals, and

•	may be in a position to take actions contrary to our policies or objectives.

Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers if:

•	we structure a joint venture or conduct business in a manner that is deemed to be a general partnership with a third party, in which case we could be liable for the acts of that third party,

•
third-party managers incur debt or other liabilities on behalf of a joint venture which the joint venture is unable to pay, and the joint venture agreement provides for capital calls, in which case we could be liable to make contributions as set forth in any such joint venture agreement, or

•
we agree to cross-default provisions or to cross-collateralize our properties with the properties in a joint venture, in which case we could face liability if there is a default relating to those properties in the joint venture or the obligations relating to those properties.

Item 2. Financial Information.

Selected Consolidated Financial Data

The following sets forth selected consolidated financial and operating information for Black Castle Developments Holdings, Inc.  The following data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included below in this registration statement.

The consolidated balance sheet data as of December 31, 2010 and 2009 and the consolidated statements of income data for each of the years in the two-year period ended December 31, 2009 have been derived from the historical consolidated financial statements of Black Castle Developments Holdings, Inc. The consolidated balance sheet data as of the six months ended June 30, 2011 and the consolidated statements of income data for each of the six months ended June 30, 2011 and 2010 have been derived from the unaudited consolidated financial statements of Black Castle Developments Holdings, Inc. which are included elsewhere in this prospectus. The results for the six months ended June 30, 2011 are not necessarily indicative of the results to be expected for the full year.

Page - 14

	For the Six Months Ended June 30,
	2011	2010
Revenue
Property sales	$463,800	$-
Cost of sales	429,106	-
Gross Profit	34,694	-

Expenses
Depreciation expense	14,641	576
Compensation expense	130,000	-
General and administrative	167,080	87,754
Total operating expenses	311,721	88,330
Loss from continuing operations	(277,027)	(88,330)

Other income (expense)
Interest income	-	98
Interest expense	(8,400)	(8,000)
Total other income (expense)	(8,400)	(7,902)
Loss from continuing operations	(285,427)	(96,232)
Loss from discontinued operations	-	(48,134)
Net loss	$(285,427)	$(144,366)

Basic and diluted loss per share
From continuing operations	$(0.01)	$(0.00)
From discontinued operations	$(0.01)	$(0.00)

Weighted average shares
outstanding basic and diluted	68,430,799	68,430,799

Page - 15

Black Castle Developments, Inc.
Balance Sheets

	For the Years Ended December 31,
	2010	2009
ASSETS
Assets
Cash	$16,087	$2,900
Real estate inventory	814,625	-
Property and equipment, net	27,081	1,491,488
Total Assets	857,793	1,494,388

LIABILITIES AND STOCKHOLERS' EQUITY (DEFICIT)

Liabilities
Accrued liabilities	$16,000	$124,975
Shareholder advances	578,188	59,401
Notes payable	200,000	1,409,130
Total Liabilities	794,188	1,593,506

Stockholders' Equity (Deficit)
Preferred stock, $.0001 par value, 6,000,000 shares
authorized, 189,844 issued and outstanding	19	19
Common stock, $.0001 par value, 600,000,000
authorized, 68,430,799 issued and outstanding	6,843	6,843
Additional paid-in capital	56,743	(105,980)
Total Stockholders' Equity (Deficit)	63,605	(99,118)
Total Liabilities and Stockholders' Equity (Deficit)	$857,793	$1,494,388

Page - 16

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this registration statement. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section above entitled “Forward-Looking Statements.” Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the section above entitled “Risk Factors.”

The current liquidity crisis presents some very unique investment opportunities with a low risk / high reward profile. Empowered by a strong disciplined business model and leadership team, BCDH utilizes rigorous due diligence, conservative assumptions and careful assessment of downside scenarios before acquiring a property. By taking the guesswork out of the equation and using proven, analytical tools, BCDH finds the hidden gems of real estate that appeal to a broad range of investors.

BCDH’s twelve month operational schedule entails a very disciplined plan of action of raising monies through several different avenues, locating and acquiring financially sound properties and company expansion based on market capitalization.  Our proven business practice allows BCDH to acquire properties at a substantial discount with an outstanding rate with great returns on assets.  Due to the current economic of our nation and the depressed real estate markets we have seen and will continue to see a major opportunity for BCDH’s current growth and forecasted future.

BCDH has aligned themselves with a multitude of potential investors for capital raises in order to maintain their current acquisition strategy.  BCDH foresees that it should have the availability to capital through private investors, personal loans, public offerings, and equity share with interest paying options.

Our property acquisition strategy entails a much disciplined criteria that will provide anywhere from 11%-28% annual rate of return per property to the company.  Due to our relationships with multiple banks, government agencies, asset managers, title companies, and real estate brokers we have unique access to investment grade properties throughout the commercial and residential market.  Our main acquisition is focused on income producing properties such as apartment complexes with condo conversion options, commercial properties with major anchors, and portfolios of single family residence homes that are currently generating income.

Our company employee expansion will be directly related the acquisition and management of our assets.  We are unable to estimate forecast that expansion at this time as only the market will dictate our growth.

Overview

          As used herein, the terms “we,” “us,” “our” or “the operating partnership” refer Black Castle Developments Holdings, Inc..,

Page - 17

Black Castle Developments, Inc.
Statements of Operations

	For the Years Ended December 31,
	2010	2009

Revenue
Property sales	$160,000	$-
Cost of sales	166,807	-
Gross Profit (Loss)	(6,807)	-

Expenses
Depreciation expense	1,152	1,350
General and administrative	175,507	11,170
Total operating expenses	176,659	12,520
Loss from continuing operations	(183,466)	(12,520)

Other income (expense)
Interest income	196	-
Interest expense	(16,000)	-
Total other income (expense)	(15,804)	-
Loss from continuing operations	(199,270)	(12,520)
Income (loss) from discontinued operations	161,993	(122,078)
Net loss	$(37,277)	$(134,598)

Basic and diluted loss per share from continuing operations
From continuing operations	$(0.00)	(0.00)
From discontinued operations	$(0.00)	(0.00)

Weighted average shares
outstanding basic and diluted	68,430,799	68,430,799

See Section 13 Financials filed herein for a more detailed discussion.

Page - 18

Factors Which May Influence Future Operations

Our long-term strategy is to continue to focus on acquiring, developing, owning, leasing and managing residential space for the rental unit industry. As of June 30, 2011, our current operating portfolio was void of properties. The decrease in the overall leasing percentage is a reflection of an increase in the rentable square footage in the current market due to rentable square feet due to the loss of a redevelopment property opportunity during the six months ended June 30, 2011.
As a direct result of the recent economic recession, we believe that the fair-values of some of our prospective properties may have declined below their respective carrying values. However, our property acquisition strategy entails a much disciplined criteria that will provide anywhere from 11%-28% annual rate of return per property to the company.  Due to our relationships with multiple banks, government agencies, asset managers, title companies, and real estate brokers we have unique access to investment grade properties throughout the commercial and residential market.  Our main acquisition is focused on income producing properties such as apartment complexes with condo conversion options, commercial properties with major anchors, and portfolios of single family residence homes that are currently generating income.

Our company employee expansion will be directly related the acquisition and management of our assets.  We are unable to estimate forecast that expansion at this time as only the market will dictate our growth.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. On an ongoing basis, we evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they address the most material parts of our financial statements, require complex judgment in their application or require estimates about matters that are inherently uncertain.

Investments in Real Estate

Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements.	15-40 years
Ground lease.	Term of the related lease
Tenant improvements.	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	3 to 5 years
Acquired in-place leases.	Non-canceapartmentle term of the related lease
Acquired management agreements.	Non-canceapartmentle term of the related agreement

Our estimates of useful lives have a direct impact on our net income. If expected useful lives of our investments in real estate were shortened, we would depreciate the assets over a shorter time period, resulting in an increase to depreciation expense and a corresponding decrease to net income on an annual basis.

Management must make significant assumptions in determining the value of assets and liabilities acquired. The use of different assumptions in the allocation of the purchase cost of the acquired properties would affect the timing of recognition of the related revenue and expenses. The fair-value of tangible assets of an acquired property (which includes land, buildings and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair-value of these assets. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand.

The aggregate value of other acquired intangible assets consisting of acquired in-place leases and acquired management agreements are recorded based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes and insurance); and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period (see discussion of the recognition of acquired above-market and below-market leases in Revenue Recognition, Operating Expenses and Lease Terminations section below). The fair-value assigned to the acquired management agreements are recorded at the present value (using a discount rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelation period of the respective leases or agreements. If a lease were to be terminated or if termination is determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of all unamortized amounts related to that lease would be accelerated and such amounts written off.

Page - 19

Costs incurred in connection with the development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. We capitalize costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. We consider a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with any remaining portion under construction. Costs associated with acquisitions are charged to expense as incurred.

Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.

When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in long-lived assets. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value less costs to sell, and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair-value.

Revenue Recognition, Operating Expenses and Lease Terminations

We commence revenue recognition on our potential leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, we evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude that we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelation term of the respective lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.

The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination we consider all of the above factors. However, no one factor is determinative in reaching a conclusion.

Page - 20

Assets and Liabilities Measured at Fair-Value

We measure financial instruments and other items at fair-value where required under GAAP, but have elected not to measure any additional financial instruments and other items at fair-value as permitted under fair-value option accounting guidance.
Fair-value measurement is determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, there is a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Newly Issued Accounting Pronouncements

See Notes to Consolidated Financial Statements included elsewhere herein for disclosure and discussion of new accounting standards.

Page - 21

Results of Operations

Comparison of the Six Months Ended June 30, 2011 to the Six Months Ended June 30, 2010

    The following table sets forth the basis for presenting the historical financial information for the Company.

	For the Six Months Ended June 30,
	2011	2010
Revenue
Property sales	$463,800	$-
Cost of sales	429,106	-
Gross Profit	34,694	-

Expenses
Depreciation expense	14,641	576
Compensation expense	130,000	-
General and administrative	167,080	87,754
Total operating expenses	311,721	88,330
Loss from continuing operations	(277,027)	(88,330)

Other income (expense)
Interest income	-	98
Interest expense	(8,400)	(8,000)
Total other income (expense)	(8,400)	(7,902)
Loss from continuing operations	(285,427)	(96,232)
Loss from discontinued operations	-	(48,134)
Net loss	$(285,427)	$(144,366)

Basic and diluted loss per share
From continuing operations	$(0.01)	$(0.00)
From discontinued operations	$(0.01)	$(0.00)

Weighted average shares
outstanding basic and diluted	68,430,799	68,430,799

Page - 22

Comparison of the Year Ended December 31, 2010 to Year Ended December 31, 2009

          The following table sets forth the basis for presenting the historical financial information for the Company.

Black Castle Developments, Inc.
Statements of Operations

	For the Years Ended December 31,
	2010	2009

Revenue
Property sales	$160,000	$-
Cost of sales	166,807	-
Gross Profit (Loss)	(6,807)	-

Expenses
Depreciation expense	1,152	1,350
General and administrative	175,507	11,170
Total operating expenses	176,659	12,520
Loss from continuing operations	(183,466)	(12,520)

Other income (expense)
Interest income	196	-
Interest expense	(16,000)	-
Total other income (expense)	(15,804)	-
Loss from continuing operations	(199,270)	(12,520)
Income (loss) from discontinued operations	161,993	(122,078)
Net loss	$(37,277)	$(134,598)

Basic and diluted loss per share from continuing operations
From continuing operations	$(0.00)	(0.00)
From discontinued operations	$(0.00)	(0.00)

Weighted average shares
outstanding basic and diluted	68,430,799	68,430,799

          Other Income. Other income was negative $15,804 for the year ended December 31, 2010 compared to $0 for the year ended December 31, 2009.
          Real Estate Tax Expense. For further discussion of this area, see the notes to the consolidated financial statements file herein.
          Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $198 for the year ended December 31, 2010 compared to the year ended December 31, 2009. The increase was primarily due to the loss of certain properties discussed further in the notes to financial statements herein.
          General and Administrative Expenses. General and administrative expenses increased $164,337 to $175,507 for the year ended December 31, 2010 compared to $11,170 for the year ended December 31, 2009, including acquisition related expenses.  The increase was primarily due to an increase in aggregate compensation costs as compared to the prior year.
          Interest Expense. Interest cost incurred for the year ended December 31, 2010 totaled $8,400 compared to $8000 for the year ended December 31, 2009. Total interest cost incurred increase primarily as a result of the loss of key property.

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Cash Flows

The following summary discussion of our cash flows is based on the consolidated statements of cash flows in “Financial Statements and Supplementary Data” and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009
	(unaudited)
Net cash provided by operating activities	$149,331	$(705,601)	$(37,277)	$(59,653)	$
Net cash used in investing activities	(47,120)	0)	0)	(0))
Net cash provided by financing activities	(96,372)	718,788	718,788	59,401
Ending cash and cash equivalents balance	21,926	16,087	16,087	2,900

Liquidity and Capital Resources

Our short-term liquidity requirements consist primarily of funds to pay for future distributions expected to be paid to our shareholders, operating expenses and other expenditures directly associated with our properties, interest expense and scheduled principal payments on outstanding mortgage indebtedness, general and administrative expenses, capital expenditures, potential tenant improvements and leasing commissions.

Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, construction projects, renovations, expansions, capital commitments and other non-recurring capital expenditures that need to be made periodically, and the costs associated with acquisitions of properties that we pursue.

We expect to satisfy our short-term liquidity requirements through our existing working capital and cash provided by our operations, long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets.

In November, 2010 the Company received a “Notice of Default and Election to Sell Under Deed of Trust” from the trustee holding the mortgage secured by the building with a cost of $1,536,095. The Company had a legal right to bring the account into good standing by paying all past due payments plus costs and expenses; however, the company believed based on economic conditions, both regionally and nationally that the company would be better off not to refinance the property. That further encumbering the property would be unwise as said property's cash flow and tenancy would continue to fall, as would the value of the building. Furthermore, the company believed it would be unable to facilitate a positive cash flow on the building for an extended period of time. Management believed the liquidated value was less than the liabilities securing the property could be refinanced for. Given that the company was not a major or minor tenant there was no benefit to retain the building and any further monies spent would be futile.  The company has recorded a gain of $258,261 as a result of the property foreclosure.

On February 3, 2011, the Issuer resolved to effect a 1,000 for 1 reverse split and to that effect on March 10, 2011, filed an Amendment to Article 4 of its Articles of Incorporation, whereby the authorized number of shares of Common Stock was reduced from 5,000,000,000 to 600,000,000, at a par value of $0.0001 per share. The reverse split was effective on March 3, 2011. All shares throughout these financial statements issued prior to this date have been retroactively restated to reflect the reverse split.

On April 1, 2011, the Issuer filed Articles of Amendment with the Secretary of State of Florida increasing its authorized Preferred Stock from 5,000,000 to 6,000,000.

On April 7, 2011, the Issuer issued 4,707,031 Series A Preferred Shares of the Issuer’s Stock to the President, Jeff Holroyd, for services rendered. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, as it was a transaction by an Issuer not involving a public offering.

We may from time to time seek to repurchase or redeem our outstanding debt and our general may seek to repurchase or redeem its outstanding shares of common stock or preferred stock or other securities in open market purchases, privately negotiated transactions or otherwise. Such repurchases or redemptions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Funds from Operations

Our funds from operations can be seen in the financials filed herein and hereby incorporated, which discuss Operations in conjunction with the notes to the financial statements.

Off-Balance Sheet Arrangements

Currently the Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair-values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk.

Item 3. Properties.

The Issuer’s principal offices are located at the Park Place Building located at 7815 N. Palm Ave.; Suite 220; Fresno, CA 93711. The Issuer has signed a five year lease there for just under 2,000 square feet; the rent for this space is approximately $5,000.00 per month. Also the Issuer rents a small office and warehouse space located at 352 W. Bedford, Suite 111; Fresno, CA 93711, it is approximately 1,200 square foot for all of its property rehabilitation equipment. The monthly rent is $700.00 and the lease is for one year with 3 extensions of one year each.  At this time, this is the only property that the issuer is operating.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of August 17, 2010, except as otherwise set forth in the footnotes to the table, the beneficial ownership of common operating partnership units for (1) each person who is the beneficial owner of 5% or more of our outstanding common operating partnership units, (2) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), (3) each director of Black Castle and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the common operating partnership units shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. Unless otherwise indicated, the address of each named person is c/o Black Castle Developments Holdings, Inc., at Park Place Building 7815 N. Palm Avenue, Suite 220 Fresno, CA 93711. We are not aware of any arrangements, including any pledge of our common operating partnership units, that could result in a change in control of us or our general partner.

Shareholder	Class	Shares	Percentage
Jeff Holroyd Park Place Building 7815 N. Palm Ave; Suite 220 Fresno, CA 93711	Series A Preferred	4,707,031	97.7%

Item 5. Directors and Executive Officers.

This section reflects information with respect to the directors and executive officers of our general partner. We are managed by our general partner. Consequently, we do not have our own separate directors. Our executive officers are employees of Black Castle Developments Holdings, Inc.

Jeff Holroyd – Sole Officer / Director

Park Place Building
7815 N. Palm Ave; Suite 220
Fresno, CA 93711
Compensation $50,000 per year
Holdings – 4,707,031 Series A Preferred Shares

BCDH President and CEO, Jeff Holroyd is a successful business-to-business developer, consultant and manager. For the past 16 years, Mr. Holroyd has earned a reputation as a successful business-to-business real estate developer, manager, and consultant on non-performing note holders and short sales. His expertise includes acquiring, managing, selling, financing, and developing U.S.-based real estate ventures. Prior to joining BCDH, Mr. Holroyd was Secretary and Board Member of RQH Acquisitions, LLC, a real estate acquisition company in the greater California area. Prior to RQH, Mr. Holroyd spent 10 years in commercial and residential lending and acquisitions with iMortgage Inc. and RM Realty. Mr. Holroyd is also an experienced investment banking professional, who spent several years as a high net worth portfolio advisor for Merrill Lynch, where he managed over $75 Million in assets.  Prior to joining the real estate and financial sector, Mr. Holroyd spent three years analyzing market opportunities and acquisitions for medical equipment manufacturers, community hospitals, and managed care contractors at Lincare, Inc.

Mr. Holroyd received his B.S. degree in Health Science from Fresno State University, CA and an M.B.A from La Verne University, CA.  Mr. Holroyd is currently a licensed real estate agent in the State of California.

Item 6. Executive Compensation.

This section reflects information with respect to the directors and executive officers of our general partner. We are managed by our general partner. Consequently, we do not have our own separate directors. Our executive officers are employees of Black Castle Developments Holdings, Inc. and Black Castle Developments Holdings, INC.

Our sole Executive office is compensated with $50,000 in annual salary, as well as certain stock options.

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Item 7. Certain Relationships and Related Transactions, and Director Independence.

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our board of directors.

At this time, there are no related party transactions to disclose.

Item 8. Certain Legal Proceedings.

On October 20, 2008, Greens Worldwide Incorporated and R. Thomas Kidd were sued for fraud in Palm Beach County Florida based on a failure to refund money after a tour cancellation.  The case was not defended and on November 30, 2009, the Plaintiffs received a default judgment in the amount of $20,410.84.  On February 24, 2011, the Plaintiffs filed a motion for contempt based on Greens Worldwide’s failure to comply with the terms of the judgment.  The parties are currently negotiating a final resolution to this dispute.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

      Equity Securities

  As of the date of this Information and Disclosure Statement, the Issuer has two classes of securities outstanding, Common Stock and Preferred Stock.

The Company is authorized to issue 600,000,000 shares of Common Stock.
The Company is authorized to issue 6,000,000 shares of Series A Preferred Stock.
The Company’s trading symbol is BCDH
The Company’s CUSIP for common stock is 091845 10 7
The Company does not have a CUSIP for its Series A Preferred stock.

Par or stated value

Common Stock – Par Value $0.0001
Preferred Stock – Par Value $0.0001

The number of shares or total amount of the securities outstanding for each class of securities authorized.

Common Stock
(i)	Period End Date: June 30, 2011

(ii)	Number of shares authorized: 600,000,000

(iii)	Number of shares outstanding: 68,430,797

(iv)	Freely tradable shares (public float): 68,428,858

(v)	Total number of beneficial shareholders: 1

(vi)	Total number of shareholders of record: 314

Preferred Stock
(i)	Number of shares authorized: 6,000,000

(ii)	Number of shares outstanding: 189,844

(iii)	Freely tradable shares (public float): 0

(iv)	Total number of beneficial shareholders: 0

(v)	Total number of shareholders of record: 11

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Common Stock
(i)	Period End Date: December 31, 2010

(ii)	Number of shares authorized: 5,000,000,000

(iii)	Number of shares outstanding: 2,430,267,716

(iv)	Freely tradable shares (public float): 2,429,367,716

(v)	Total number of beneficial shareholders: 1

(vi)	Total number of shareholders of record: 295

Preferred Stock
(i)	Number of shares authorized: 5,000,000

(ii)	Number of shares outstanding: 292,969

(iii)	Freely tradable shares (public float): 0

(iv)	Total number of beneficial shareholders: 0

(v)	Total number of shareholders of record: 11

Common Stock
(i)	Period End Date: December 31, 2009

(ii)	Number of shares authorized: 5,000,000,000

(iii)	Number of shares outstanding: 1,372,313,316

(iv)	Freely tradable shares (public float): 1,371,413,316

(v)	Total number of beneficial shareholders: 1

(vi)	Total number of shareholders of record: 292

Preferred Stock
(i)	Number of shares authorized: 5,000,000

(ii)	Number of shares outstanding: 281,250

(iii)	Freely tradable shares (public float): 0

(iv)	Total number of beneficial shareholders: 0

(v)	Total number of shareholders of record: 10

Item 10. Recent Sale of Unregistered Securities.

On April 7, 2011, the Issuer issued 4,707,031 Series A Preferred Shares of the Issuer’s Stock to the President, Jeff Holroyd, for services rendered. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, as it was a transaction by an Issuer not involving a public offering.

Item 11. Description of Registrant’s Securities to be Registered.
Common and Preferred Stock Description

Common Stock. The holders of shares of Common Stock shall be entitled (i) to vote on all matters at all meetings of the shareholders of the Corporation on the basis of one vote for each share of Common Stock held of record; (ii) subject to any preferential dividend rights applicable to the Preferred Stock, to receive such dividends as may be declared by the Board of Directors; and (iii) in the event of the voluntary, or involuntary, liquidation or winding up of the Corporation, after distribution in full of any preferential amounts to be distributed to holders of shares of Preferred Stock, to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the aggregate number of their shares of Common Stock.

Preferred Stock. The Board of Directors is authorized to issue the Preferred Stock, from time to time, in one or more series. The Board of Directors is further authorized, to establishing, altering or eliminating in respect of the Preferred Stock any dividend, conversion, and liquidation rights, as well as any redemption, or sinking fund provisions.  The Preferred Stock has voting and conversion rights of 640 Common Shares for every 1 Preferred Share.

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There exists no such provisions in the Issuer’s charter or by law that would delay, defer or prevent a change in control of the Issuer.

Indemnification and Limitation of Liability.

To the fullest extent permitted by applicable law, the partnership agreement requires us to indemnify Black Castle Developments Holdings, Inc., and its officers, directors and any other persons we may designate from and against any and all claims arising from operations of us in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty,

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, Black Castle Developments Holdings, Inc., and its officers, directors, agents or employees, are not liable or accountable to us for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

Item 12. Indemnification of Directors and Officers.

Nevada law permits a Nevada corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Nevada law.

Nevada law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Nevada law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Nevada corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Nevada law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

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Item 13. Financial Statements and Supplementary Data.

INDEX TO FINANCIAL STATEMENTS

Black Castle Developments, Inc.
Financial Statements

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Black Castle Developments, Inc.
Balance Sheets as of June 30, 2011 and December 31, 2010

	June 30, 2011 (unaudited)	December 31, 2010
ASSETS
Assets
Cash	$21,926	$16,087
Real estate inventory	532,908	814,625
Property and equipment, net	59,560	27,081
Total Assets	614,394	857,793

LIABILITIES AND STOCKHOLERS' EQUITY (DEFICIT)

Liabilities
Accrued liabilities	$24,400	$16,000
Shareholder advances	481,816	578,818
Notes payable	200,000	200,000
Total Liabilities	706,216	794,188

Stockholders' Equity (Deficit)
Preferred stock, $.0001 par value, 6,000,000 shares
authorized, 4,896,875 and 189,844 issued and outstanding, respectively	490	19
Common stock, $.0001 par value, 600,000,000
authorized, 68,430,799 issued and outstanding	6,843	6,843
Additional paid-in capital	186,272	56,743
Retained earnings	(285427)	-
Total Stockholders' Equity (Deficit)	(91,822)	63,605
Total Liabilities and Stockholders' Equity (Deficit)	$614,394	$857,793

The accompanying notes are an integral part of these financial statements.

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Black Castle Developments, Inc.
Statements of Operations for the six months ended June 30, 2011 and 2010 (unaudited)

	For the Six Months Ended June 30,
	2011	2010
Revenue
Property sales	$463,800	$-
Cost of sales	429,106	-
Gross Profit	34,694	-

Expenses
Depreciation expense	14,641	576
Compensation expense	130,000	-
General and administrative	167,080	87,754
Total operating expenses	311,721	88,330
Loss from continuing operations	(277,027)	(88,330)

Other income (expense)
Interest income	-	98
Interest expense	(8,400)	(8,000)
Total other income (expense)	(8,400)	(7,902)
Loss from continuing operations	(285,427)	(96,232)
Loss from discontinued operations	-	(48,134)
Net loss	$(285,427)	$(144,366)

Basic and diluted loss per share
From continuing operations	$(0.01)	$(0.00)
From discontinued operations	$(0.01)	$(0.00)

Weighted average shares
outstanding basic and diluted	68,430,799	68,430,799

The accompanying notes are an integral part of these financial statements.

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Black Castle Developments, Inc.
Statement of Stockholders' Equity (Deficit) for the six months ended June 30, 2011

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Paid-in Capital	Retained Earnings	Total

Balance, December 31, 2008	189,844	$19	68,430,799	$6,843	$28,618	$-	$35,480

Net loss for the year ended
December 31, 2009	-	-	-	-	(134,598)	-	(134,598)

Balance, December 31, 2009	189,844	19	68,430,799	6,843	(105,980)	-	(99,118)

Additional investment	-	-	-	-	200,000	-	200,000

Net loss for the year ended
December 31, 2010	-	-	-	-	(37,277)	-	(37,277)

Balance, December 31, 2010	189,844	19	68,430,799	6,843	56,743	-	63,605

Stock issued for services (unaudited)	4,707,031	471	-	-	129,529	-	130,000

Net loss for the six months ended June 30, 2011 (unaudited)	-	-	-	-	-	(285,427)	(285,427)

Balance, June 30, 2011 (unaudited)	4,896,875	$490	68,430,799	$6,843	$186,272	$(285,427)	$(91,822)

The accompanying notes are an integral part of these financial statements.

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Black Castle Developments, Inc.
Statements of Cash Flows for the six months ended June 30, 2011 and 2010

	Six Months Ended June 30, 2011 (unaudited)	Year Ended December 31, 2010
Cash flows from operating activities:
Net loss	$(285,427)	$(37,277)
Adjustments to reconcile net loss to total cash used in operations:
Depreciation expense	14,641	35,100
Preferred stock issued for services	130,000	-
Gain on disposition	-	258,261
Change in assets and liabilities:
(Increase) / decrease in real estate inventory	281,717	(814,625)
Increase / (decrease) in accruals	8,400	(147,060)
Net cash provided by (used in) operating activities	149,331	(705,601)

Cash flows from investing activities:
Purchase of equipment	(47,120)	-
Net cash used by investing activities	(47,120)	-

Cash flows from financing activities:
Shareholder advances / repayments	(96,372)	718,788
Net cash received (used) in financing activities	(96,372)	718,788
Net increase in cash	5,839	13,187
Cash at beginning of period	16,087	2,900
Cash at end of period	$21,926	$16,087

Supplemental disclosure of non-cash activities
Cash paid for interest	$-	$-
Franchise and income taxes	$-	$-

Non-cash financing and investing activities: Cancellation of debt through foreclosure	$-	$1,688,843
Book value of building foreclosed upon	$-	$1,430,582
The accompanying notes are an integral part of these financial statements.

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Black Castle Developments, Inc.
Notes to the Financial Statements
For the Six Months Ended
June 30, 2011
(unaudited)

NOTE 1 –History of Operations

Black Castle Developments, Inc. (“BCD”) was originally incorporated in the State of Arizona as Red Rock Collection Incorporated on October 14, 1992. On September 18, 1997 the company changed its name to Sedona Worldwide Incorporated. On August 9, 2002 the company changed its name to Greens Worldwide Incorporated. On January 8, 2009, the Issuer filed a Certificate of Domestication changing its domicile to Florida. On February 3, 2011 the company changed its name to Black Castle Developments, Inc.

A privately held California corporation formed on September 8, 2004 (“the Company”) entered into an agreement  on  December 31, 2010 with Greens Worldwide, Inc. whereby Greens Worldwide, Inc. acquired all of the outstanding common stock of the Company in exchange for 97% of Greens Worldwide, Inc. fully diluted common stock.   As a result of the transaction, the Company took control of the combined company.  Accordingly, the transaction has been accounted for as a reverse acquisition of Greens Worldwide, Inc. by the Company resulting in a recapitalization of the Company rather than as a business combination.  The Company is deemed to be the purchaser and surviving company for accounting purposes.  Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of the Company have been presented for the comparative prior periods.

On April 28, 2011 the shareholders approved changing the corporate domicile of Florida to Nevada.  On April 28, 2011, Black Castle Holdings, Inc. was organized as the merger partner.  On April 28, 2011, the change in domicile was created by merging Black Castle Developments, Inc. , the Florida corporation into Black Castle Holdings, Inc., the Nevada corporation.  the Nevada corporation, Black Castle Holdings, Inc. was the surviving corporation.  on June 1, 2011, a certificate of amendment was filed with the Nevada secretary of state to change the name of the corporation to Black Castle Developments, Inc.

Based in Fresno, CA, BCDH is focused on the direct acquisition of non-performing notes, and the development, operations and management of income producing commercial and residential distressed properties.

NOTE 2 – Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

NOTE 3 –Significant Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There are no cash equivalents as of June 30, 2011 and December 31, 2010.

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Stock Based Compensation

We account for equity instruments issued in exchange for the receipt of goods or services from non-employees. Costs are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete. The Company recognizes the fair value of the equity instruments issued that result in an asset or expense being recorded by the company, in the same period(s) and in the same manner, as if the Company has paid cash for the goods or services.

Income Taxes

Accounting Standards Codification Topic No. 740 “Income Taxes” (ASC 740) requires the asset and liability method of accounting be used for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share

Per Accounting Standards Codification Topic 260 “Earnings Per Share” (ASC 260), basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

Fair Value of Financial Instruments

The carrying amounts for the Company’s cash, accounts payable, accrued liabilities and debt approximates fair value due to the short-term maturity of these instruments.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the balance sheets for liabilities qualifies as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:
•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

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Property & equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over useful lives of 5 to 7 years. The cost of assets sold or retired and the related amounts of accumulated depreciation are removed from the accounts in the year of disposal. Any resulting gain or loss is reflected in current operations. Expenditures for maintenance and repairs are charged to operations as incurred.

Real estate Inventory

Real estate inventory is stated at cost unless it is determined to be impaired, at which point the inventory is written down to fair value as required by the Accounting Standards Codification (ASC) 360-10, Property, Plant and Equipment.  Real estate inventory includes the acquisition cost, construction costs paid to independent contractors, any direct overhead costs and real estate taxes, less impairments if any.

All of our real estate inventory is reviewed for recoverability on a quarterly basis, as our real estate inventory is considered “long-lived” in accordance with generally accepted accounting principles.  Impairment charges are recorded if the fair value of an asset is less than its carrying amount.  Our determination of fair value is based on projections and estimates.  Changes in these expectations may lead to a change in the outcome of our impairment analysis and actual results may also differ from our assumptions.  Our analysis is completed on a quarterly basis with each property evaluated individually.  For those assets to be impaired, the impairment recognized is measured as the amount by which the assets, carrying value exceeds their fair value.  Factors that may impact our key estimates include:

•	The presence and significance of local competitors, including their offered product type and competitive actions;

•	Economic and related demographic conditions for the population of the surrounding community;

•	Desirability of the particular community, including unique amenities or other favorable or unfavorable attributes;

•	Existing real estate inventory supplies.

Revenue Recognition

Sales of properties and related costs of that property sold are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured. These terms are typically met upon closing of the sale.

Rental income is recognized on a straight-line basis over the life of the lease.

NOTE 4 - New Accounting Pronouncements

In May 2011, FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.    This ASU clarifies the board's intent of current guidance, modifies and changes certain guidance and principles, and adds additional disclosure requirements concerning the 3 levels of fair value measurements. Specific amendments are applied to FASB ASC 820-10-35, Subsequent Measurement and FASB ASC 820-10-50, Disclosures. This ASU is effective for interim and annual periods beginning after December 15, 2011.

In December 2010, the FASB Accounting Standards Update 2010-29 Business Combinations Topic 805, which requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. Effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.

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In April 2010, the FASB issued ASU No. 2010-18 regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 – Receivable – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors. The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early adoption is permitted. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

NOTE 5 – Property and Equipment

Property and equipment consists of the following at:
	June 30, 2011	December 31, 2010
Building	$-	$-
Land	-	-
Equipment	-	-
Furniture and fixtures	74,903	27,783
Vehicles	-	-
Accumulated depreciation	(15,343)	(702)
Net property & equipment	$59,560	$27,081

Depreciation expense for the six months ended June 30, 2011 and for the year ended December 31, 2010 was $14,641 and $35,100, respectively.

During November, 2010 the Company received a “Notice of Default and Election to Sell Under Deed of Trust” from the trustee holding the mortgage secured by the building with a cost of $1,536,095. The Company had a legal right to bring the account into good standing by paying all past due payments plus costs and expenses; however, the company believed based on economic conditions, both regionally and nationally that the company would be better off not to refinance the property. That further encumbering the property would be unwise as said property's cash flow and tenancy would continue to fall, as would the value of the building. Furthermore, the company believed it would be unable to facilitate a positive cash flow on the building for an extended period of time. Management believed the liquidated value was less than the liabilities securing the property could be refinanced for. Given that the company was not a major or minor tenant there was no benefit to retain the building and any further monies spent would be futile.  The company recorded a gain as of December 31, 2010 of $258,261 as a result of the property foreclosure.

NOTE 6 – Inventory

As of June 30, 2011 and December 31, 2010 the Company held five properties in real estate inventory valued at $532,908 and $814,625.

As previously noted, in accordance with ASC 360-10, each of our real estate inventory properties is reviewed for recoverability when impairment indicators are present, as our inventory is considered “long-lived” in accordance with generally accepted accounting principles.  Due to the current environment, we evaluate all of our real estate inventory on a quarterly basis.  ASC 360-10 requires impairment charges to be recorded if the fair value of such assets is less than their carrying amounts.  Our determination of the fair value is based on projections and estimates.  Based on these reviews, we determined that the real estate inventory values had not been impaired at June 30, 2011 or December 31, 2010.

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NOTE 7 – Related Party Notes and Advances Payable

As of June 30, 2011 and December 31, 2010 the Company had a note payable to a related party  in the amount of $200,000.  The note payable is due on demand and bears interest at 8%.  At June 30, 2011 and December 31, 2010 accrued interest totaled $24,400 and $16,000.

As of June 30, 2011 and December 31, 2010 a related party had advanced $481,816 and $578,188, respectively on an unsecured, and interest free basis.

NOTE 8 - Leases

The Company’s principal offices are located at the Park Place Building located at 7815 N. Palm Ave., Suite 220, Fresno, CA 93711. The Issuer has signed a five year lease there for just under 2,000 square feet; the rent for this space is approximately $5,000 per month. The Company also rents a small office and warehouse space located at 352 W. Bedford, Suite 111, Fresno, CA 93711, it is approximately 1,200 square foot. The monthly rent is $700 and the lease is for one year with 3 extensions of one year each.
NOTE 9 – Income Taxes

Greens Worldwide, Inc.  has a nominal net operating loss carry-forward to offset future taxable income. Subject to current regulations, this carry-forward will begin to expire in 2021. The amount and availability of the net operating loss carry-forwards may be subject to limitations set forth by the Internal Revenue Code. Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carry-forwards. Because there was a more than 50 percent change in control, the Company shall not maintain the prior carry-forward losses reported.

Prior to the reverse merger and reorganization discussed in Note 1 the accounting acquirer was a Subchapter S corporation.  In the Subchapter S Corporation the taxable income (loss) of the corporation and other tax attributes are reported on the income tax returns of the shareholders.  Effective January 1, 2011 the Subchapter S election was terminated.

In accordance with SEC Staff Accounting Bulletin (SAB) Topic 4.B requires that undistributed earnings and losses of an S Corporation should be reclassified to additional paid-in capital rather than being included in retained earnings.  Since the income and losses of an S corporation pass through to the shareholders, it is considered as if the accumulated undistributed earnings were distributed to the shareholders and then contributed back to the corporation.

ASC Topic 740 (formerly FASB 109, Accounting for Income Taxes) states that when an entity’s tax status changes from nontaxable to taxable, a deferred income tax asset or liability should be recognized for temporary differences at the date that the nontaxable entity becomes taxable.  The effect of recognizing the deferred tax asset or liability should be included in income from continuing operations.  Management has determined that there are no deferred tax assets or liabilities at June 30, 2011 or December 31, 2010.

NOTE 10 – Legal Proceedings

On October 20, 2008, Greens Worldwide Incorporated and R. Thomas Kidd, (a former officer and Director of the Company) were sued for fraud in Palm Beach County Florida based on a failure to refund money after a tour cancellation. The case was not defended and on November 30, 2009, the Plaintiffs received a default judgment in the amount of $20,410.84.  On   February 24, 2011, the Plaintiffs filed a motion for contempt based on Greens Worldwide’s failure to comply with the terms of the judgment. The parties are currently negotiating a final resolution to this dispute.

NOTE 11 - Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern.

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In order to continue as a going concern and achieve a profitable level of operations, the Company will require achievement of a profitable level of operations and additional capital resources.  Management’s plans to obtain such resources for the Company include raising additional capital through the sale of common stock and continued advances from related parties.

NOTE 12- Discontinued Operations

As discussed in Note 5, during November, 2010 the Company received a “Notice of Default and Election to Sell Under Deed of Trust” from the trustee holding the mortgage secured by the building with a cost of $1,536,095. The Company had a legal right to bring the account into good standing by paying all past due payments plus costs and expenses; however, the company believed based on economic conditions, both regionally and nationally that the company would be better off not to refinance the property. That further encumbering the property would be unwise as said property's cash flow and tenancy would continue to fall, as would the value of the building. Furthermore, the company believed it would be unable to facilitate a positive cash flow on the building for an extended period of time. Management believed the liquidated value was less than the liabilities securing the property could be refinanced for. Given that the company was not a major or minor tenant there was no benefit to retain the building and any further monies spent would be futile.  The company has recorded a gain  of $258,261 as a result of the property foreclosure.

Consequently, results from the Company’s commercial building rental operations have been reclassified to discontinued operations for all periods presented.   The $161,993 gain for the year ended December 31, 2010 consisted principally of a gain on disposition in the amount of $258,261 and is included under the caption “Income (loss) from discontinued operations”.

NOTE 13 - Preferred Stock

On April 7, 2011, the Issuer issued 4,707,031 Series A Preferred Shares of the Issuer’s Stock to the President, Jeff Holroyd, for services rendered. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, as it was a transaction by an Issuer not involving a public offering.

NOTE 14- Significant Events

On February 3, 2011, the Issuer resolved to effect a 1000 for 1 reverse split and to that effect on March 10, 2011, filed an Amendment to Article 4 of its Articles of Incorporation, whereby the authorized number of shares of Common Stock was reduced from 5,000,000,000 to 600,000,000, at a par value of $0.0001 per share. The reverse split was effective on March 3, 2011. All shares throughout these financial statements issued prior to this date have been retroactively restated to reflect the reverse split.

On April 1, 2011, the Issuer filed Articles of Amendment with the Secretary of State of Florida increasing its authorized Preferred Stock from 5,000,000 to 6,000,000.

NOTE 15- Subsequent Events

In accordance with Accounting Standards Codification Topic No. 855 “Subsequent Events” (ASC 855), the Company has evaluated subsequent events and has found none to report.

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Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
Black Castle Developments, Inc.

We have audited the accompanying balance sheets of Black Castle Developments, Inc.  as of December 31, 2010 and 2009, and the related  statements of  operations, stockholders’ equity (deficit) and cash flows for each of the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company's internal control over its financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as  evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Castle Developments, Inc.   as of December 31, 2010 and 2009 and the results of its operations and cash flows from operations  for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in Note 12 to the financial statements conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern.   Management’s plans regarding those matters are also described in Note 12.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Gruber & Company, LLC

Lake Saint Louis, Missouri

October 10, 2011

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Black Castle Developments, Inc.
Balance Sheets

	For the Years Ended December 31,
	2010	2009
ASSETS
Assets
Cash	$16,087	$2,900
Real estate inventory	814,625	-
Property and equipment, net	27,081	1,491,488
Total Assets	857,793	1,494,388

LIABILITIES AND STOCKHOLERS' EQUITY (DEFICIT)

Liabilities
Accrued liabilities	$16,000	$124,975
Shareholder advances	578,188	59,401
Notes payable	200,000	1,409,130
Total Liabilities	794,188	1,593,506

Stockholders' Equity (Deficit)
Preferred stock, $.0001 par value, 6,000,000 shares
authorized, 189,844 issued and outstanding	19	19
Common stock, $.0001 par value, 600,000,000
authorized, 68,430,799 issued and outstanding	6,843	6,843
Additional paid-in capital	56,743	(105,980)
Total Stockholders' Equity (Deficit)	63,605	(99,118)
Total Liabilities and Stockholders' Equity (Deficit)	$857,793	$1,494,388

The accompanying notes are an integral part of these financial statements.

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Black Castle Developments, Inc.
Statements of Operations

	For the Years Ended December 31,
	2010	2009

Revenue
Property sales	$160,000	$-
Cost of sales	166,807	-
Gross Profit (Loss)	(6,807)	-

Expenses
Depreciation expense	1,152	1,350
General and administrative	175,507	11,170
Total operating expenses	176,659	12,520
Loss from continuing operations	(183,466)	(12,520)

Other income (expense)
Interest income	196	-
Interest expense	(16,000)	-
Total other income (expense)	(15,804)	-
Loss from continuing operations	(199,270)	(12,520)
Income (loss) from discontinued operations	161,993	(122,078)
Net loss	$(37,277)	$(134,598)

Basic and diluted loss per share from continuing operations
From continuing operations	$(0.00)	(0.00)
From discontinued operations	$(0.00)	(0.00)

Weighted average shares
outstanding basic and diluted	68,430,799	68,430,799

The accompanying notes are an integral part of these financial statements.

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Black Castle Developments, Inc.
Statement of Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock		Paid-in
	Shares	Amount	Shares	Amount	Capital	Total

Balance, December 31, 2008	189,844	$19	68,430,799	$6,843	$28,618	$35,480

Net loss for the year ended
December 31, 2009	-	-	-	-	(134,598)	(134,598)

Balance, December 31, 2009	189,844	19	68,430,799	6,843	(105,980)	(99,118)

Additional investment	-	-	-	-	200,000	200,000

Net loss for the year ended
December 31, 2010	-	-	-	-	(37,277)	(37,277)

Balance, December 31, 2010	189,844	$19	68,430,799	$6,843	$56,743	$63,605

The accompanying notes are an integral part of these financial statements

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Black Castle Developments, Inc.
Statements of Cash Flows

	For the Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(37,277)	$(134,598)
Adjustments to reconcile net loss to total cash used in operations:
Depreciation expense	35,100	40,735
Gain on disposition	258,261	-
Change in assets and liabilities:
Increase in real estate inventory	(814,625)	-
Increase (decrease) in accruals	(147,060)	34,210
Net cash used in operating activities	(705,601)	(59,653)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Shareholder advances	718,788	59,401
Net cash provided by financing activities	718,788	59,401
Net increase (decrease) in cash	13,187	(252)
Cash at beginning of period	2,900	3,152
Cash at end of period	$16,087	$2,900

Supplemental disclosure of non-cash activities
Cash paid for interest	$-	$-
Franchise and income taxes	$-	$-

Non-cash financing and investing activities: Cancellation of debt through foreclosure	$1,688,843	$-
Book value of building foreclosed upon	$1,430,582	$-
The accompanying notes are an integral part of these financial statements.

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Black Castle Developments, Inc.
Notes to the Financial Statements
For the Years Ended
December 31, 2010 and 2009

NOTE 1 –History of Operations

Black Castle Developments, Inc. (“BCD”) was originally incorporated in the State of Arizona as Red Rock Collection Incorporated on October 14, 1992. On September 18, 1997 the company changed its name to Sedona Worldwide Incorporated. On August 9, 2002 the company changed its name to Greens Worldwide Incorporated. On January 8, 2009, the Issuer filed a Certificate of Domestication changing its domicile to Florida. On February 3, 2011 the company changed its name to Black Castle Developments, Inc.

A privately held California corporation formed on September 8, 2004 (“the Company”) entered into an agreement on December 31, 2010 with Greens Worldwide, Inc. whereby Greens Worldwide, Inc. acquired all of the outstanding common stock of the Company in exchange for 97% of Greens Worldwide, Inc. fully diluted common stock.   As a result of the transaction, the Company took control of the combined company.  Accordingly, the transaction has been accounted for as a reverse acquisition of Greens Worldwide, Inc. by the Company resulting in a recapitalization of the Company rather than as a business combination.  The Company is deemed to be the purchaser and surviving company for accounting purposes.  Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of the Company have been presented for the comparative prior periods.

On April 28, 2011 the shareholders approved changing the corporate domicile of Florida to Nevada.  On April 28, 2011, Black Castle Holdings, Inc. was organized as the merger partner.  On April 28, 2011, the change in domicile was created by merging Black Castle Developments, Inc., the Florida Corporation into Black Castle Holdings, Inc., the Nevada Corporation.  The Nevada Corporation Black Castle Holdings, Inc. was the surviving corporation.  On June 1, 2011, a certificate of amendment was filed with the Nevada Secretary of State to change the name of the corporation to Black Castle Developments, Inc.

Based in Fresno, CA, BCDH is focused on the direct acquisition of non-performing notes, and the development, operations and management of income producing commercial and residential distressed properties.

NOTE 2 – Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

NOTE 3 –Significant Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There are no cash equivalents as of December 31, 2010 and 2009.

Stock Based Compensation

We account for equity instruments issued in exchange for the receipt of goods or services from non-employees. Costs are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete. The Company recognizes the fair value of the equity instruments issued that result in an asset or expense being recorded by the company, in the same period(s) and in the same manner, as if the Company has paid cash for the goods or services.

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Income Taxes

Accounting Standards Codification Topic No. 740 “Income Taxes” (ASC 740) requires the asset and liability method of accounting be used for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share

Per Accounting Standards Codification Topic 260 “Earnings Per Share” (ASC 260), basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

Fair Value of Financial Instruments

The carrying amounts for the Company’s cash, accounts payable, accrued liabilities and debt approximates fair value due to the short-term maturity of these instruments.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the balance sheets for liabilities qualifies as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:
•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Property & equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over useful lives of 5 to 7 years. The cost of assets sold or retired and the related amounts of accumulated depreciation are removed from the accounts in the year of disposal. Any resulting gain or loss is reflected in current operations. Expenditures for maintenance and repairs are charged to operations as incurred.

Real estate Inventory

Real estate inventory is stated at cost unless it is determined to be impaired, at which point the inventory is written down to fair value as required by the Accounting Standards Codification (ASC) 360-10, Property, Plant and Equipment.  Real estate inventory includes the acquisition cost, construction costs paid to independent contractors, any direct overhead costs and real estate taxes, less impairments, if any.

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All of our real estate inventories are reviewed for recoverability on a quarterly basis, as our real estate inventory is considered “long-lived” in accordance with generally accepted accounting principles.  Impairment charges are recorded if the fair value of an asset is less than its carrying amount.  Our determination of fair value is based on projections and estimates.  Changes in these expectations may lead to a change in the outcome of our impairment analysis and actual results may also differ from our assumptions.  Our analysis is completed on a quarterly basis with each property evaluated individually.  For those assets to be impaired, the impairment recognized is measured as the amount by which the assets, carrying value exceeds their fair value.  Factors that may impact our key estimates include:

•	The presence and significance of local competitors, including their offered product type and competitive actions;

•	Economic and related demographic conditions for the population of the surrounding community;

•	Desirability of the particular community, including unique amenities or other favorable or unfavorable attributes;

•	Existing real estate inventory supplies.

Revenue Recognition

Sales of properties and related costs of that property sold are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured. These terms are typically met upon closing of the sale.

Rental income is recognized on a straight-line basis over the life of the lease.

NOTE 4 - New Accounting Pronouncements

In May 2011, FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.    This ASU clarifies the board's intent of current guidance, modifies and changes certain guidance and principles, and adds additional disclosure requirements concerning the 3 levels of fair value measurements. Specific amendments are applied to FASB ASC 820-10-35, Subsequent Measurement and FASB ASC 820-10-50, Disclosures. This ASU is effective for interim and annual periods beginning after December 15, 2011.

In December 2010, the FASB Accounting Standards Update 2010-29 Business Combinations Topic 805, which requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. Effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.

In April 2010, the FASB issued ASU No. 2010-18 regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 – Receivable – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors. The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early adoption is permitted. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

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NOTE 5 – Property and Equipment

Property and equipment consists of the following at December 31:

	2010	2009
Building	$-	$1,536,095
Land	-	160,000
Equipment	-	9,447
Furniture and fixtures	27,783	-
Vehicles	-	-
Accumulated depreciation	(702)	(214,054)
Net property & equipment	$27,081	$1,491,488

Depreciation expense for the years ended December 31, 2010 and 2009 was $35,100 and $40,735, respectively.

During November, 2010 the Company received a “Notice of Default and Election to Sell Under Deed of Trust” from the trustee holding the mortgage secured by the building with a cost of $1,536,095. The Company had a legal right to bring the account into good standing by paying all past due payments plus costs and expenses; however, the company believed based on economic conditions, both regionally and nationally that the company would be better off not to refinance the property. That further encumbering the property would be unwise as said property's cash flow and tenancy would continue to fall, as would the value of the building. Furthermore, the company believed it would be unable to facilitate a positive cash flow on the building for an extended period of time. Management believed the liquidated value was less than the liabilities securing the property could be refinanced for. Given that the company was not a major or minor tenant there was no benefit to retain the building and any further monies spent would be futile.  The company has recorded a gain of $258,261 as a result of the property foreclosure.

NOTE 6 – Inventory

As of December 31, 2010 the Company held five properties in real estate inventory valued at $814,625.

As previously noted, in accordance with ASC 360-10, each of our real estate inventory properties is reviewed for recoverability when impairment indicators are present, as our inventory is considered “long-lived” in accordance with generally accepted accounting principles.  Due to the current environment, we evaluate all our real estate inventory on a quarterly basis.  ASC 360-10 requires impairment charges to be recorded if the fair value of such assets is less than their carrying amounts.  Our determination of the fair value is based on projections and estimates.  Based on these reviews, we determined that the real estate inventory values had not been impaired at December 31, 2010.

NOTE 7 – Mortgage Payable

Mortgage payable consists of the following:

A promissory note dated October 27, 2005 in the original principal amount of $1,234,000 with an original maturity date of September 1, 2010, secured by a deed of trust on commercial real property and personal guarantee.  Past due real property taxes in the amount of $30,988 were added to the balance of the loan in October, 2010.  The revised monthly payment after adding all unpaid fees and costs and past due real estate taxes was $10,826.  At December 31, 2010 and 2009 the balance was $-0- and $1,299,130.

See note 5 regarding the extinguishment of this debt.

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NOTE 8 – Related Party Notes and Advances Payable

As of December 31, 2010 the Company had a note payable to a related party  in the amount of $200,000.  The note payable is due on demand and bears interest at 8%.  At December 31, 2010 accrued interest totaled $16,000.

As of December 31, 2010 and 2009 a related party had advanced $578,188 and $59,401 on an unsecured, and interest free basis.

NOTE 9 - Leases

The Company’s principal offices are located at the Park Place Building located at 7815 N. Palm Ave., Suite 220, Fresno, CA 93711. The Issuer has signed a five year lease there for just under 2,000 square feet; the rent for this space is approximately $5,000 per month. The Company also rents a small office and warehouse space located at 352 W. Bedford, Suite 111, Fresno, CA 93711, it is approximately 1,200 square foot. The monthly rent is $700 and the lease is for one year with 3 extensions of one year each.

NOTE 10 – Income Taxes

Greens Worldwide, Inc.  has a nominal net operating loss carry-forward to offset future taxable income. Subject to current regulations, this carry-forward will begin to expire in 2021. The amount and availability of the net operating loss carry-forwards may be subject to limitations set forth by the Internal Revenue Code. Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carry-forwards. Because there was a more than 50 percent change in control, the Company shall not maintain the prior carry-forward losses reported.

Prior to the reverse merger and reorganization discussed in Note 1 the accounting acquirer was a Subchapter S corporation.  In the Subchapter S corporation the taxable income (loss) of the corporation and other tax attributes are reported on the income tax returns of the shareholders.  Effective January 1, 2011 the Subchapter S election was terminated.

In accordance with SEC Staff Accounting Bulletin (SAB) Topic 4.B requires that undistributed earnings and losses of an S Corporation should be reclassified to additional paid-in capital rather than being included in retained earnings.  Since the income and losses of an S corporation pass through to the shareholders, it is considered as if the accumulated undistributed earnings were distributed to the shareholders and then contributed back to the corporation.

ASC Topic 740 (formerly FASB 109, Accounting for Income Taxes) states that when an entity’s tax status changes from nontaxable to taxable, a deferred income tax asset or liability should be recognized for temporary differences at the date that the nontaxable entity becomes taxable.  The effect of recognizing the deferred tax asset or liability should be included in income from continuing operations.  Management has determined that there are no deferred tax assets or liabilities at December 31, 2010 or 2009.

NOTE 11 – Legal Proceedings

On October 20, 2008, Greens Worldwide Incorporated and R. Thomas Kidd, (a former officer and Director of the Company) were sued for fraud in Palm Beach County Florida based on a failure to refund money after a tour cancellation. The case was not defended and on November 30, 2009, the Plaintiffs received a default judgment in the amount of $20,410.84.  On   February 24, 2011, the Plaintiffs filed a motion for contempt based on Greens Worldwide’s failure to comply with the terms of the judgment. The parties are currently negotiating a final resolution to this dispute.

NOTE 12 - Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern.

In order to continue as a going concern and achieve a profitable level of operations, the Company will require achievement of a profitable level of operations and additional capital resources.  Management’s plans to obtain such resources for the Company include raising additional capital through the sale of common stock and continued advances from related parties.

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NOTE 13- Discontinued Operations

As discussed in Note 5, during November, 2010 the Company received a “Notice of Default and Election to Sell Under Deed of Trust” from the trustee holding the mortgage secured by the building with a cost of $1,536,095. The Company had a legal right to bring the account into good standing by paying all past due payments plus costs and expenses; however, the company believed based on economic conditions, both regionally and nationally that the company would be better off not to refinance the property. That further encumbering the property would be unwise as said property's cash flow and tenancy would continue to fall, as would the value of the building. Furthermore, the company believed it would be unable to facilitate a positive cash flow on the building for an extended period of time. Management believed the liquidated value was less than the liabilities securing the property could be refinanced for. Given that the company was not a major or minor tenant there was no benefit to retain the building and any further monies spent would be futile.  The company has recorded a gain  of $258,261 as a result of the property foreclosure.

Consequently, results from the Company’s commercial building rental operations have been reclassified to discontinued operations for all periods presented.   The $161,993 gain for the year ended December 31, 2010 consisted principally of a gain on disposition in the amount of $258,261 and is included under the caption “Income (loss) from discontinued operations”.

NOTE 14- Subsequent Events

In accordance with Accounting Standards Codification Topic No. 855 “Subsequent Events” (ASC 855), the Company has evaluated subsequent events and has found none to report except as follows.

On February 3, 2011, the Issuer resolved to effect a 1,000 for 1 reverse split and to that effect on March 10, 2011, filed an Amendment to Article 4 of its Articles of Incorporation, whereby the authorized number of shares of Common Stock was reduced from 5,000,000,000 to 600,000,000, at a par value of $0.0001 per share. The reverse split was effective on March 3, 2011. All shares throughout these financial statements issued prior to this date have been retroactively restated to reflect the reverse split.

On April 1, 2011, the Issuer filed Articles of Amendment with the Secretary of State of Florida increasing its authorized Preferred Stock from 5,000,000 to 6,000,000.

On April 7, 2011, the Issuer issued 4,707,031 Series A Preferred Shares of the Issuer’s Stock to the President, Jeff Holroyd, for services rendered. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, as it was a transaction by an Issuer not involving a public offering.

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Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     Not applicable

Item 15. Financial Statements and Exhibits.

     (a) Financial Statements
     See Item 13.

     (b) Exhibits

Exhibit
Number	Description

3.1 (a)	Nevada Articles of Incorporation of Black Castle Developments, Inc. dated 4/28/11
3.1 (b)	Amended Nevada Articles of Incorporation of Black Castle Developments, Inc. dated 6/02/11
3.1 (c)	Amended Nevada Articles of Incorporation of Black Castle Developments Holdings, Inc. dated 7/05/11
3.2	By-Laws of Black Castle Developments Holdings, Inc.

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SIGNATURES

     Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK CASTLE DEVELOPMENTS HOLDINGS, INC.

Date: December 7, 2011	By:	/s/ Jeff Holroyd
Jeff Holroyd
President and Chief Operating Officer

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